UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2014

Zep Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33633	26-0783366
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1310 Seaboard Industrial Boulevard, NW
Atlanta Georgia	30318-2825
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 352-1680

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 23, 2014, a fire occurred at our aerosol manufacturing facility located in Marietta, Georgia (the “Aerosol Facility”).  We produced approximately 60 million cans of various aerosol products at the Aerosol Facility, which are sold into many of our end markets.  Approximately 19% of our fiscal 2013 revenue was attributable to products manufactured at the Aerosol Facility.

As a result of the fire, we are unable to manufacture products at our Aerosol Facility.  On June 3, 2014, Amrep, Inc., a wholly owned subsidiary (“Amrep”) of Zep Inc, entered into a contract manufacturing agreement with Apollo Technologies, Inc. (“Apollo”) in which Apollo agreed to provide contract manufacturing services to Amrep for certain aerosol products.  Apollo was previously producing certain aerosol products for Amrep and other subsidiaries of Zep Inc. prior to this agreement. The contract terms provide that it will continue indefinitely, and provides both Amrep and Apollo with the right to terminate the contract without cause with 90 days written notice.  On June 16, 2014, Amrep and Apollo amended the insurance provisions of the contract manufacturing agreement.

Item 9.01 - Financial Statements and Exhibits.

(d)     Exhibits

10.1	Contract Manufacturing Agreement, dated as of May 30, 2014, between Amrep, Inc. and Apollo Technologies, Inc.

10.2	Amendment to the Contract Manufacturing Agreement’s Section 9 Insurance, dated June 16, 2014, between Amrep, Inc. and Apollo Technologies, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 27, 2014

Zep Inc.

By:	/s/ Philip A Theodore
Philip A. Theodore
Vice President and General Counsel

EXHIBIT INDEX

10.1	Contract Manufacturing Agreement, dated as of May 30, 2014, between Amrep, Inc. and Apollo Technologies, Inc.

10.2	Amendment to the Contract Manufacturing Agreement’s Section 9 Insurance, dated June 16, 2014, between Amrep, Inc. and Apollo Technologies, Inc.